Exhibit 99.1

NasdaqGM:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

SECOND QUARTER AND SIX MONTH 2010 RESULTS

Significant Improvements Realized in Operating Income and Net Income

CINCINNATI, OHIO, AUGUST 11, 2010 - CECO Environmental Corp. (NasdaqGM:CECE), a leading provider of industrial ventilation and pollution control systems, today announced second quarter results for the period ended June 30, 2010.

Financial highlights from continuing operations for the second quarter of 2010 compared to the second quarter of 2009 include:

Net sales increased from $32.4 million to $34.8 million;

Gross profit increased to $8.4 million from $7.5 million;

Gross margin increased to 24.2% from 23.3%;

Selling & administrative expenses were reduced by $0.7 million to $6.9 million;

Operating income increased to $1.4 million from a loss of $0.2 million in 2009;

Net income was $0.7 million compared to a net loss of $0.5 million in 2009;

Net income per diluted share was $0.05 compared to net loss per diluted share of $0.03 in 2009;

Backlog as of June 30, 2010 was $55.1 million compared to $58.6 million as of March 31, 2010.

Financial highlights from continuing operations for the six months ended June 30, 2010 compared to six months ended June 30, 2009 include:

Net sales remained constant at $70.0 million;

Gross profit increased from $16.2 million to $16.4 million;

Gross margin increased to 23.5% from 23.0%;

Selling & administrative expenses were reduced to $14.1 million from $14.8 million;

Operating income increased to $2.0 million from $1.0 million in 2009;

Net income was $0.8 million compared to net income of $0.1 million in 2009;

Net income per diluted share was $0.06 compared to net income per diluted share of $0.00.

The increase in revenues for the three months ended June 30, 2010 is indicative of the improvement in the economic environment and our global market coverage initiative. Our equipment group and our parts group both experienced sales increases in the quarter which were partially offset by a reduction in contracting/services revenues. The comparative six month sales mix was consistent with that of the second quarter. This shift in product mix as well as improving margins created an increase in overall gross profit percentages for the quarter and the six month periods.

“I am very pleased with the results from the second quarter and the improved financial performance that the Company has achieved,” commented CECO’s Chief Executive Officer, Jeff Lang. “We are now realizing the positive results from both an improved economic environment and our significant productivity improvements and cost management initiatives that we began implementing earlier this year.”

Mr. Lang continued, “We continue to streamline our operations and recently closed two manufacturing facilities as well as winding down a third plant. In addition, our focus on lean business methods and operational excellence continue to drive our strategy of making CECO a true global leader in our sector.”

CECO will host a conference call on Wednesday, August 11, 2010 at 8:30 a.m. EDT to review its financial results for the quarter. Conferencing details are as follows:

Dial in number:	866-783-2145
International dial in number:	857-350-1604
Participant passcode:	26187108

Replay:	888-286-8010
International:	617-801-6888
Passcode:	41156113

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvement systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the company’s website at http://www.cecoenviro.com

Contact:

Corporate Information

Jeff Lang, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-333-5475

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

Dollars in thousands, except per share data

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2010	2009	2010	2009

Net sales	$34,776	$32,376	$69,797	$70,432
Cost of sales	26,377	24,829	53,381	54,209

Gross profit	8,399	7,547	16,416	16,223
Selling and administrative	6,904	7,572	14,138	14,759
Amortization	125	166	260	479

Income (loss) from operations	1,370	(191)	2,018	985
Other income (loss), net	32	(262)	(53)	(172)
Interest expense (including related parties interest of $57 and $78, and $113 and $187, respectively)	(308)	(347)	(601)	(709)

Income (loss) from continuing operations before income taxes	1,094	(800)	1,364	104

Income tax expense (benefit)	417	(280)	520	37

Income (loss) from continuing operations	677	(520)	844	67

Net loss from discontinued operations, net of tax	(95)	(119)	(165)	(337)

Net income (loss)	$582	$(639)	$679	$(270)

Per share data:
Basic net income (loss) from continuing operations	$0.05	$(0.03)	$0.06	$0.00
Basic net income (loss) from discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)

Basic net income (loss)	$0.04	$(0.04)	$0.05	$(0.02)

Diluted net income (loss) from continuing operations	$0.05	$(0.03)	$0.06	$0.00
Diluted net income (loss) from discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)

Diluted net income (loss)	$0.04	$(0.04)	$0.05	$(0.02)

Weighted average number of common shares outstanding:

Basic	14,304,047	14,204,447	14,299,598	14,302,094

Diluted	17,111,818	14,204,447	14,393,750	14,344,632

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, and include, but are not limited to: our dependence on fixed price contracts and the risks associated therewith, including actual costs exceeding our estimates and our method of accounting for contract revenue; our history of losses and possibility of further losses; fluctuations in operating results from period to period due to seasonality of our business; the effect of growth on our infrastructure, resources, and existing sales; our ability to expand our operations in both new and existing markets; the potential for contract delay or cancellation; the potential for fluctuations in prices for manufactured components and raw materials; the impact of federal, state or local government regulations; economic and political conditions generally; and the effect of competition in the air pollution control and industrial ventilation industry. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. We caution investors that other factors might, in the future, prove to be important in affecting our results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to our views as of the date the statement is made. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.